Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

DISTILLERS GRAINS MARKETING AGREEMENT
THIS DISTILLERS GRAINS MARKETING AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of October, 2013 (the “Effective Date”) by and between RPMG, INC., a Minnesota corporation (“RPMG”) and Red Trail Energy, LLC, a North Dakota Partnership (“Producer”), collectively referred to hereinafter as “Parties” or individually as a “Party”.

RECITALS

A.	RPMG markets DG (as hereinafter defined).

B.	Producer produces or shall produce DG at Producer’s ethanol production facility located or to be located at Richardton, North Dakota (the “Ethanol Facility”).

C.	The Parties do desire that RPMG shall market the DG produced at the Ethanol Facility.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

AGREEMENT

1.
Marketing of Distilled Grains. Producer shall sell to RPMG, and RPMG shall purchase and market, all of Producer’s production, excluding such production Producer sells directly to the entities set forth on Schedule 1 attached hereto, of distiller’s dried grains (“DDG”), distiller’s dried grains with solubles (“DDGS”), produced at the Ethanol Facility, including any expansion or increase in capacity at the Ethanol Facility. RPMG shall be the exclusive marketer of DG, and Producer shall not, either itself (except as set forth in the foregoing sentence) or through any affiliate or any third party, market any DG during the term of this Agreement. Except as otherwise provided in this Agreement, RPMG shall provide management resources to market and sell DG, including the management of logistics and collection.

2.    Payments to Producer; Commissions; Audit Rights

(a)
Payments to Producer. Subject to the other terms of this Agreement, RPMG shall pay Producer for its DG in accordance with the terms set forth in Exhibit A. RPMG shall use commercially reasonable efforts to make such payments to Producer net ten (10) days.

(b)	RPMG Commission. Producer shall pay RPMG a commission equal to RPMG’s actual costs to market each ton of DDG or DDGS sold ***. As used herein, a “ton” means 2,000 lbs.

(c)
Accessorial Charges. As set forth on Exhibit A, RPMG shall be responsible for payment of Accessorial Charges (as defined in Exhibit A) to third parties; provided, however, that Producer agrees (i) to promptly reimburse RPMG for such Accessorial Charges upon submission to Producer of an invoice itemizing such Accessorial Charges, and (ii) that RPMG may deduct and setoff the Accessorial Charges from and against payments due to Producer by RPMG.

(d)
Late Payments. Overdue amounts not disputed in good faith payable to either Party shall be subject to late payment fees equal to interest accrued on such amounts at the maximum rate permitted by applicable law.

(e)
No Warranty as to Prices. RPMG shall market Producer’s DG using commercially reasonable efforts and the same standards it uses to market the DG production of third parties for whom RPMG provides DG marketing services. RPMG shall endeavor to (i) maximize the DG price and minimize freight and other costs relevant to DG sales and (ii) achieve the best available return to Producer, subject to relevant market conditions. Producer acknowledges that RPMG makes no representations, guarantees or warranties of any nature whatsoever as to the prices at which it SHALL be able to sell PRODUCER’S DG TO END CUSTOMERS. RPMG shall obtain Producer’s prior approval of all sales of DG from the Facility.

(f)
Waiver of Certain Claims. Producer acknowledges (i) that RPMG shall use its reasonable judgment in making decisions related to the quantity and price of DG marketed under this Agreement, in light of varying freight and other costs, and (ii) that RPMG may sell and market DG of third parties into the same markets where RPMG sells Producer’s DG. Producer waives any claim of conflict of interest against RPMG or for failure by RPMG to maximize the economic benefits of this Agreement for Producer in light of the foregoing.

(g)
Audit Rights. Within ninety (90) days following the end of RPMG’s fiscal year end, Producer shall have the right to inspect the books and records of RPMG for the purpose of auditing calculations of the payments to Producer for the preceding year made in connection with this Agreement. Producer shall give written notice to RPMG of its desire to conduct an audit and RPMG shall provide reasonable access to all financial information necessary to complete such audit. The audit shall be conducted by an accounting firm agreeable to both Parties and shall be completed within forty-five (45) days after the completion of RPMG’s annual audit, but no later than one hundred and fifty (150) days following RPMG’s fiscal year end. The cost of the audit shall be the responsibility of Producer unless the auditor determines that RPMG underpaid Producer by more than three percent (3%) for the period audited, in which case RPMG shall pay the cost of the audit. If the auditor determines that RPMG underpaid Producer, RPMG shall promptly pay such underpayment to Producer and if the auditor determines that RPMG overpaid Producer, Producer shall promptly pay the overpayment to RPMG. The determination of the auditor shall be final and binding on both Parties. If Producer fails to exercise its right to audit as provided in this Section 2(g) for any year, it shall be deemed to have waived any rights to dispute payments made to Producer for that year.

3.	Scheduled Production

(a)
Notice of First Delivery. RPMG may begin to market Producer’s DG upon the Effective Date. If Producer is not producing DG as of the Effective Date, Producer shall, on the Effective Date, provide RPMG with the projected date on which Producer will first deliver DG produced at the Ethanol Facility to RPMG (the “Projected Date of First Delivery”). Producer shall notify RPMG as soon as possible of any revisions to the Projected Date of First Delivery.

(b)
Notices of Scheduled Production. Beginning on the Effective Date, and on the 1st and 15th of each month thereafter, Producer shall provide to RPMG a rolling best estimate of production and inventory by DG product for that month and each of the following twelve (12) months. Beginning on the Effective Date and each Wednesday thereafter, Producer shall provide to RPMG a best estimate of production and inventory by DG product for that day and the next seven days.

(c)
Additional Production Notices. Producer shall notify RPMG of anticipated production downtime or disruption in DG availability at least three (3) months in advance of such outage. Producer shall timely inform RPMG of daily inventories, plant shutdowns, daily production projections, and any other information (i) to facilitate RPMG’s performance of the Agreement or (ii) that may have a material adverse effect on RPMG’s ability to perform the Agreement.

(d)
RPMG Entitled to Rely on Producer Estimates and Notices. RPMG, in marketing and selling Producer’s DG, is entitled to rely upon the production estimates and other notices provided by Producer, including without limitation those described in Sections 3(a), (b), and (c). Producer’s failure to provide accurate information to facilitate RPMG’s performance of the Agreement may negatively impact RPMG’s ability to market and sell DG at prevailing prices. Producer’s failure to provide accurate information to facilitate RPMG’s performance of the Agreement may be deemed by RPMG, in its sole but reasonable discretion, a material breach of the Agreement by Producer.

(e)
Sale Commitments. From time to time during the term of this Agreement and in order to maximize the sales price of DG, RPMG may enter sales contracts or other agreements with End Customers for future delivery of DG. In the event Producer fails to produce DG in accordance with the information provided to RPMG under Sections 3(a), (b), or (c) above for reasons other than Force Majeure (as defined in Section 10 herein) or terminates this Agreement other than in accordance with the provisions of Section 6 below, and as a result RPMG is required to purchase DG from third parties to meet previous DG sale commitments that are based upon such information, RPMG may charge Producer the amount (if any) that the price of such replacement DG exceeded the price that RPMG would have paid to Producer for the applicable DG under this Agreement.

4.	Logistics and Transportation

(a)
No Liens, Title and Risk of Loss. Producer warrants that DG delivered to RPMG hereunder shall be free and clear of all liens and encumbrances of any nature whatsoever other than liens in favor of RPMG. Title to and risk of loss of each load of DG shall pass to RPMG at the time such load passes across the scale into rail cars or trucks at the Ethanol Facility (the “Title Transfer Point”). Until such time, Producer shall be deemed to be in control of and in possession of the DG.

(b)
Loading. RPMG shall schedule the loading and shipping of all outbound DG purchased hereunder, but all labor and equipment necessary to load trucks and rail cars and other associated costs shall be supplied and borne by Producer without charge to RPMG. Producer shall handle the DG in a good and workmanlike manner in accordance with RPMG’s written requirements and normal industry practice. Producer shall maintain the truck and rail loading facilities in safe operating condition in accordance with normal industry standards and shall visually inspect all trucks and rail cars to assure (i) cleanliness so as to avoid contamination, and (ii) that such trucks and railcars are in a condition suitable for transporting the DG. RPMG and RPMG’s agents shall be given access to the Ethanol Facility in accordance with the terms set forth in Exhibit B, which may be amended by agreement of the Parties in writing, from time to time. RPMG’s employees shall follow all reasonable safety rules and procedures promulgated by Producer and provided to RPMG reasonably in advance and in writing. Producer shall supply product description tags, certificates of analysis, bills of lading and/or material safety data sheets that are applicable to all shipments. In the event that Producer fails to provide the labor, equipment and facilities necessary to meet RPMG’s loading schedule, Producer shall be responsible for all costs and expenses, including without limitation actual demurrage and wait time, incurred by RPMG resulting from or arising in connection with Producer’s failure to do so.

*** Confidential material redacted and filed separately with the Commission.

(c)
Transportation and Certain Transportation Costs. RPMG shall perform certain logistics functions for Producer, including the arranging of rail and truck freight, inventory management, contract management, bills of lading, and scheduling pick-up appointments. RPMG shall determine the method of transporting DG to End Customers. Notwithstanding any provision to the contrary herein, Producer shall be solely responsible for any damage to any trucks, railcars, equipment, or vessels caused by acts or omissions of Producer and its consignees. All truck freight charges and rail tariff rate charges shall be billed directly to RPMG and, as set forth in Exhibit A, be deducted by RPMG from the proceeds of RPMG’s sales of DG to End Customers.

(d)
Weight. The quantity of DG delivered to RPMG at the Ethanol Facility shall be established by weight certificates obtained from Producer’s scales or from such other scales as the Parties shall mutually agree, which are certified as of the time of weighing and which comply with all applicable laws, rules and regulations; provided, however, that if the weights obtained from Producer’s scales conflict with destination weights from certified scales at the End Customer’s destination point, destination weights shall govern and Producer shall be solely responsible for any shortage. In the case of rail shipments, the official railroad weights shall govern establishment of said quantities. Producer shall provide RPMG with a fax copy of the outbound weight certificates on a daily basis and, except as otherwise expressly agreed upon, such outbound weight certificates shall be determinative of the quantity of DG for which RPMG is obligated to pay Producer pursuant to this Agreement.

(e)	DG Storage at Ethanol Facility. The estimated storage capacity of the Ethanol Facility, by DG product, is as follows:
***

5.	Specifications; Quality.

(a)
DG Specifications. Producer covenants that it shall produce DG that, upon delivery to RPMG at the Ethanol Facility, meets the respective specifications (“Specifications”) set forth in Exhibit C. RPMG shall have the right to test each shipment of DG to ascertain that the Specifications are being met. If the DG provided by Producer to RPMG is shown, by independent testing or analysis of a representative sample or samples taken consistent with industry standards, to not meet the Specifications through no fault of RPMG or any third party engaged by RPMG, then RPMG may, in its sole discretion, (i) reject such DG and require Producer to promptly replace such non-conforming DG with DG that complies with the Specifications, or (ii) accept such DG for marketing and, if necessary, adjust the price to reflect the inferior quality, as provided in Exhibit A. Payment and acceptance of delivery by RPMG shall not waive RPMG’s rights if DG does not comply with the terms of this Agreement, including the Specifications.

(b)
Feed Ingredient Standards. Producer understands that RPMG intends to market Producer’s DG as a primary animal feed ingredient, and that said products are subject to minimum standards for such use. Producer warrants that, unless caused by the negligence or intentional misconduct of RPMG or a third party engaged by RPMG, DG delivered by Producer to RPMG shall be acceptable in the feed trade under current industry standards and shall be an approved feed ingredient under applicable standards promulgated by the Association of American Feed Control Officials Incorporated.

(c)	Trade Rules. This Agreement shall be governed by the then-current Feed Trade Rules of the National Grain and Feed Association (the “Trade Rules”), unless otherwise specified. In the

*** Confidential material redacted and filed separately with the Commission.

event the Trade Rules and the terms and conditions of this Agreement conflict, this Agreement shall control.

(d)
Compliance With FDA and Other Standards. Producer warrants that, unless caused by the negligence or intentional misconduct of RPMG or a third party engaged by RPMG, DG provided by Producer to RPMG (i) shall not be “adulterated” or “misbranded” within the meaning of the Federal Food, Drug and Cosmetic Act (the “Act”), (ii) may lawfully be introduced into interstate commerce under the Act, and (iii) shall comply with all state and federal laws, rules and regulations (including without limitation the Trade Rules) including those governing quality, naming and labeling of bulk product. If Producer knows or reasonably suspects that any DG produced at the Ethanol Facility is adulterated or misbranded, or otherwise not in compliance with the terms of the Agreement, Producer shall immediately so notify RPMG in writing.

(e)
Regulatory Seizure. Should any DG provided by Producer to RPMG hereunder be seized or condemned by any federal or state department or agency as a result of its failure to conform to any applicable law, rule or regulation prior to delivery to an End Customer, such seizure or condemnation shall operate as a rejection by RPMG of the goods seized or condemned and RPMG shall not be obligated to offer any defense in connection with such seizure or condemnation. When such rejection occurs, RPMG shall deliver written notice to Producer within a reasonable time of the rejection and identify the deficiency that resulted in such rejection. In addition to other obligations under this Agreement or at law, Producer shall reimburse RPMG for all out-of-pocket costs reasonably incurred by RPMG in storing, transporting, returning and disposing of the rejected goods in accordance with this Agreement.

(f)
Recalls. Producer shall, at its sole cost and expense, comply and cooperate with any recall of DG reasonably determined to be necessary by RPMG. If it is deemed necessary or appropriate by RPMG in its reasonable discretion, either in response to government action or otherwise, to recall any DG produced by Producer pursuant to this Agreement due to non-conformance with the terms of this Agreement, Producer shall be responsible for all reasonable out‑of‑pocket costs of such recall and recovery, including, but not limited to, loss of products, transportation of products, notices and communications necessary or appropriate to effecting such recall and all reasonable out-of-pocket costs and expenses incurred in defending actions brought in connection with such recall.

(g)
Sampling. Producer shall take a minimum of two (2) origin, representative samples from each lot of the DG before it leaves the Ethanol Facility. RPMG shall be entitled to witness the taking of samples. Producer shall label these samples to indicate the applicable DG lot numbers, date of shipment, and the truck or railcar number. Producer shall send one sample to RPMG promptly upon RPMG’s request. Producer may request that RPMG test results be provided to it at any time after the tests are completed. Producer shall also retain the samples and labeling information for no less than six (6) months or any longer period required by law. If RPMG knows or reasonably suspects that any DG produced by Producer at the Ethanol Facility is not in compliance with the terms of this Agreement, then RPMG may obtain independent laboratory tests of such DG, and, if such DG is found not to be in compliance with the terms of this Agreement, Producer shall, in addition to its other obligations hereunder, pay all such testing costs.

6.	Term and Termination

(a)	Term. This Agreement shall have an initial term of one (1) year, commencing on the Effective Date. This Agreement shall be automatically extended for an additional one (1) year term f

*** Confidential material redacted and filed separately with the Commission.

ollowing the end of the initial term and any renewal term unless either Party gives written notice to the other of non-extension not less than *** days before the termination of the initial term or the then-current renewal term.

(b)
Producer Termination Right. Producer may immediately terminate this Agreement upon written notice to RPMG if RPMG fails on three (3) separate occasions within any 12-month period to purchase DG or to market DG under circumstances where such breach or failure is not excused by this Agreement.

(c)
RPMG Termination Right. RPMG may immediately terminate this Agreement upon written notice to Producer, if, for reasons other than a Force Majeure (as defined in Section 10 herein) event, during any consecutive three (3) months, Producer’s actual production or inventory of any DG product at the Ethanol Facility varies by twenty percent (20%) or more from the monthly production and inventory estimates provided by Producer to RPMG pursuant to Section 3(b) hereunder.

(d)
Termination for Insolvency. Either Party may immediately terminate the Agreement upon written notice to the other Party if the other Party files a voluntary petition in bankruptcy, has filed against it an involuntary petition in bankruptcy, makes an assignment for the benefit of creditors, has a trustee or receiver appointed for any or all of its assets, is insolvent or fails or is generally unable to pay its debts when due, in each case where such petition, appointment or insolvency is not dismissed, discharged or remedied, as applicable, within sixty (60) days.

7.	Indemnification; Limitation on Liability

(a)
Producer’s Indemnification Obligation. Producer shall indemnify, defend and hold harmless RPMG and its shareholders, directors, officers, employees, agents and representatives, from and against any and all Damage (as defined in Section 7(c) herein) to the extent arising out of (i) any fraud, negligence or willful misconduct of Producer or any of its directors/governors, officers, employees, agents, representatives or contractors or (ii) any breach of this Agreement by Producer. RPMG shall promptly notify Producer of any suit, proceeding, action or claim for which Producer may have liability pursuant to this Section 7(a).

(b)
RPMG’s Indemnification Obligation. RPMG shall indemnify, defend and hold harmless Producer and its shareholders/members, directors/governors, officers, employees, agents and representatives from and against any and all Damages to the extent arising out of (i) any fraud, negligence or willful misconduct of RPMG or any of its directors, officers, employees, agents, representatives or contractors or (ii) any breach of this Agreement by RPMG. Producer shall promptly notify RPMG of any suit, proceeding, action or claim for which Producer may have liability pursuant to this Section 7(b).

(c)
Definition of Damages. As used in this Agreement, the capitalized term “Damages” means any and all losses, costs, damages, expenses, obligations, injuries, liabilities, insurance deductibles and excesses, claims, proceedings, actions, causes of action, demands, deficiencies, lawsuits, judgments or awards, fines, penalties and interest, including reasonable attorneys’ fees, but excluding any indirect, incidental, special, exemplary, consequential or punitive damages.

(d)
Setoff Rights. If Producer defaults on any of its obligations hereunder or with respect to any order made pursuant to this Agreement or breaches this Agreement, or RPMG reasonably determines that a material adverse change has occurred with respect to Producer which may result in Producer defaulting on any such obligations or breaching this Agreement, then (i) RPMG may, upon delivery of written notice to Producer, hold any amounts otherwise payable by RPMG to Producer for an additional twenty-five (25) days, (ii) Producer shall be liable for any and all Damages (as defined in Section 7(c) herein) incurred by RPMG in connection with such default, breach, or material adverse change, and (iii) RPMG may, upon delivery of prior written notice to Producer, offset the amount of such Damages against any amounts otherwise payable by RPMG to Producer.

(e)	Recoupment of Overpayments. RPMG shall have the right to recoup the amount of any overpayments made by RPMG to Producer hereunder or with respect to any order made pursuant to this Agreement.

(f)
Limitation on Liability. NEITHER PARTY MAKES ANY GUARANTEE, WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY PROFIT, OR OF ANY PARTICULAR ECONOMIC RESULTS FROM TRANSACTIONS HEREUNDER. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR PUNITIVE OR EXEMPLARY DAMAGES OR FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, PROVIDED THAT DAMAGES SUFFERED BY RPMG RELATED TO SALE COMMITMENTS SHALL BE DEEMED DIRECT DAMAGES.

8.
Insurance. During the term of this Agreement, Producer shall maintain insurance coverage that is standard, in the reasonable opinion of RPMG, for a company of its type and size that is engaged in the production and selling of DG. At a minimum, Producer’s insurance coverage must include: (i) comprehensive general product and public liability insurance, with liability limits of at least $5 million in the aggregate; (ii) property and casualty insurance adequately insuring its production facilities and its other assets against theft, damage and destruction on a replacement cost basis; (iii) RPMG added as an additional insured under the comprehensive general product and public liability insurance policy and the property and casualty insurance policy; and (iv) workers’ compensation insurance to the extent required by law. Producer may not change its insurance coverage during the term of this Agreement, except to increase it or enhance it, without the prior written consent of RPMG which consent shall not be unreasonably withheld.

9.	Confidentiality

(a)
Confidential Information. As used in this Agreement, the capitalized term “Confidential Information” means (i) the terms and conditions of this Agreement and (ii) any information disclosed by one Party to the other, including, without limitation, trade secrets, strategies, marketing and/or development plans, End Customer lists and other End Customer information, prospective End Customer lists and other prospective End Customer information, vendor lists and other vendor information, pricing information, financial information, production or inventory information, and/or other information with respect to the operation of its business and assets, in whatever form or medium provided.

(b)	Nondisclosure. Each Party shall maintain all Confidential Information of the other in trust and confidence and shall not without the prior written consent of the other Party:

(i)
disclose, disseminate or publish Confidential Information to any person or entity without the prior written consent of the disclosing Party, except to employees of the receiving Party who have a need to know, who have been informed of the receiving Party’s obligations hereunder, and who have agreed not to disclose Confidential Information or to use Confidential Information except as permitted herein, or

(ii)	use Confidential Information for any purpose other than the performance of its obligations under the Agreement.

(c)
Standard of Care. The receiving Party shall protect the Confidential Information of the disclosing Party from inadvertent disclosure with the same level of care (but in no event less than reasonable care) with which the receiving Party protects its own Confidential Information from inadvertent disclosure.

(d)	Exceptions. The receiving Party shall have no obligation under this Agreement to maintain in confidence any information which it can prove:

(i)
is in the public domain at the time of disclosure or subsequently becomes part of the public domain through no act or failure to act on the part of the receiving Party or persons or entities to whom the receiving Party has disclosed such information;

(ii)	is in the possession of the receiving Party prior to the time of disclosure by the disclosing Party and is not subject to any duty of confidentiality;

(iii)	the receiving Party obtains from any third party not under any obligation to keep such information confidential; or

(iv)
the receiving Party is compelled to disclose or deliver in response to a law, regulation, or governmental or court order (to the least extent necessary to comply with such order), provided that the receiving Party notifies the disclosing Party promptly after receiving such order to give the disclosing Party sufficient time to contest such order and/or to seek a protective order.

(e)	Ownership of Confidential Information. All Confidential Information shall remain the exclusive property of the disclosing Party.

(f)
Injunctive Relief for Breach. The receiving Party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure or use of Confidential Information, and that the disclosing Party may be entitled, in addition to all other rights or remedies in law and equity, to obtain injunctive or other equitable relief, without the necessity of posting bond in connection therewith.

10.
Force Majeure. In the event either Party is unable by Force Majeure (as defined below) to carry out its obligations under this Agreement, it is agreed that on such Party’s giving notice in writing, or by telephone and confirmed in writing, to the other Party as soon as possible after the commencement of such Force Majeure event, the obligations of the Party giving such notice, so far as and to the extent they are affected by such Force Majeure, shall be suspended from the commencement of such Force Majeure and during the remaining period of such Force Majeure, but for no longer period, and such Force Majeure shall so far as possible be remedied with all reasonable dispatch; provided, however, the obligation to make payments then accrued hereunder prior to the occurrence of such Force Majeure shall not be suspended and Producer shall remain obligated for any loss or expense to the extent otherwise provided in this Agreement. The capitalized term “Force Majeure” as used in this Agreement shall mean events beyond the reasonable control and without the fault of the Party claiming Force Majeure, including acts of God, war, riots, insurrections, laws, proclamations, regulations, strikes of a regional or national nature, acts of terrorism, sabotage, floods, fires, explosions, and acts of any government body.

11.
Dispute Resolution. In the event a dispute arises under this Agreement that cannot be resolved by those with direct responsibility for the matter in dispute, such dispute shall be resolved by way of the following process:

(a)	Senior management from Producer and from RPMG shall meet to discuss the basis for the dispute and shall use their best efforts to reach a reasonable resolution to the dispute.

(b)
If negotiations pursuant to Section 11(a) are unsuccessful, the matter shall promptly be submitted by either Party to arbitration in accordance with the Commercial Arbitration Rules, then in effect, of the American Arbitration Association (“AAA”), except to the extent modified herein. The arbitration shall be held in a neutral location selected by the Parties. Judgment on the award rendered may be entered in any court having jurisdiction thereof. The Parties shall bear their respective costs incurred in connection with the procedures described in this Section 11. If the Parties reach agreement pertaining to any dispute pursuant to the procedures set forth in this Section 11, such agreement shall be reduced to writing, signed by authorized representatives of each Party, and shall be final and binding upon the Parties.

12.    Miscellaneous.

(a)
Remedies Non-Exclusive. Except as otherwise expressly provided in this Agreement, any remedy provided for in this Agreement shall be cumulative and in addition to, and not in lieu of, any other remedy set forth herein or any other remedy otherwise available at law or in equity.

(b)
Successors and Assigns; Assignment. All of the terms, covenants, and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by the Parties and their respective successors, heirs, executors and permitted assigns. No Party may assign its rights, duties or obligations under this Agreement to any other person or entity without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed; notwithstanding the foregoing, a Party may, without the consent of the other Party, assign its rights and obligations under this Agreement to (i) its parent, a subsidiary, or affiliate under common control with the Party or (ii) a third party acquiring all or substantially all of the assets or business of such Party.

(c)
Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be considered delivered in all respects when delivered by hand, mailed by first class mail postage prepaid, or sent by facsimile with delivery confirmed, addressed as follows:

To RPMG:	RPMG, Inc.
1157 Valley Park Drive, Suite 100
Shakopee, MN 55379
Fax: 952-465-3222

To Producer:

Fax:

Either Party may, from time to time, furnish, in writing, to the other Party, notice of a change in the address and/or fax number(s) to which notices are to be given hereunder.

(d)	Applicable Law. This Agreement shall be governed in all respects by the laws of the State of Minnesota, except with respect to its choice of law provisions.

(e)
Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, either in whole or in part, this Agreement shall continue in full force and effect without said provision.

(f)	No Third Party Beneficiaries. No provision of this Agreement is intended, or shall be construed, to be for the benefit of any third party.

(g)
Entire Agreement; Amendment. This Agreement constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and/or agreements, written or oral, regarding the subject matter of this Agreement. No amendment or modification to this Agreement shall be binding unless in writing and signed by a duly authorized officer of both Parties.

(h)	Counterparts. This Agreement may be executed in counterparts, including facsimile counterparts, each of which shall be deemed an original but together shall constitute but one and the same instrument.

(i)
Waiver. The failure of either Party at any time to require performance of any provision of the Agreement or to exercise any right provided for in the Agreement shall not be deemed a waiver of such provision or right unless made in writing and executed by the Party waiving such performance or right. No waiver by either Party of any breach of any provision of the Agreement or of any right provided for in the Agreement shall be construed as a waiver of any continuing or succeeding breach of such provision or right or a waiver of the provision or right itself.

(j)
Independent Contractors. The Parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between the Parties, and no Party shall make any representation to the contrary.

(k)	Additional Rules of Interpretation.

(i)
The words “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation” and shall not be construed to mean that the examples given are an exclusive list of the topics covered.

(ii)
The headings as to contents of particular sections of this Agreement are inserted for convenience and shall not be construed as part of the Agreement or as a limitation on the scope of any terms or provisions of this Agreement.

(l)
Survival. The following provisions of this Agreement shall survive its termination: (i) to the extent of outstanding payment obligations, Sections 2(a), 2(b), 2(c), and 2(d) and (ii) Sections 2(e), 2(f), 3(e), 7, 9, 11, and 12.

IN WITNESS THEREOF, each of the Parties hereto has caused this Agreement to be executed by its respective duly authorized representative as of the day and year first above written.

RPMG, INC.

By: /s/ Steven L. Dietz
Name: Steven L. Dietz
Its (title): COO

PRODUCER

By: /s/ Gerald Bachmeier
Name: Gerald Bachmeier
Its (title): CEO

SCHEDULE 1
Entities to which Producer sells DG directly:

EXHIBIT A
Terms Relating to Payment and Commission Calculation
RPMG shall pay Producer for all Standard-Grade DDG and DDGS loaded into railcars and trucks and weighed at the Ethanol Facility for shipment to End Customers an amount equal to the F.O.B. Ethanol Facility Price per ton, with RPMG being entitled to retain its commission, with settlement weights as described in Section 4(d) of the Agreement.
RPMG shall pay Producer for all Non-Standard-Grade DDG and DDGS loaded into railcars and trucks and weighed at the Ethanol Facility for shipment to End Customers an amount equal to the F.O.B. Ethanol Facility Price per ton, with RPMG being entitled to retain its commission, with settlement weights as described in Section 4(d) of the Agreement.
“Accessorial Charges” shall mean charges imposed by third parties for the off-loading, movement and storage of Producer’s DG, including without limitation taxes, tonnage taxes, hard-to-unload truck or railcar charges/transloading charges, railcar repair charges, fuel surcharges, storage charges, demurrage charges, product shrinkage, detention charges, switching, and weighing charges (but excluding Tariff Freight Costs). Neither Party shall be responsible for demurrage charges caused solely by the negligence or willful misconduct of the other Party.
“Delivered Sale Price” shall mean sales dollars received by RPMG for Producer’s DG, inclusive of tariff freight, as evidenced by RPMG’s invoices to End Customers.
“F.O.B. Ethanol Facility Price” shall mean the F.O.B. sale price equivalent net of applicable deductions and costs as described in this Agreement, including without limitation Accessorial Charges and Tariff Freight Costs (or, if applicable, the Delivered Sales Price net of applicable deductions and costs as described in this Agreement, including without limitation Accessorial Charges and Tariff Freight Costs) that RPMG invoices End Customers.
“Tariff Freight Costs” shall mean freight and related costs incurred by RPMG to transport Producer’s DG.
“Standard-Grade” shall mean DG that meet the Specifications set forth in this Agreement.
“Non-Standard-Grade” shall mean DG that fail to meet the Specifications set forth in this Agreement, but which RPMG nonetheless accepts for marketing under this Agreement.

EXHIBIT B
Terms and Procedures Relating to Loading and Shipment
Except by special arrangement(s) in advance, DG shall be available for loading and shipment twenty-four (24) hours per day, Monday through Sunday, except on scheduled holidays. Trailers and rail cars shall be visually inspected by Producer prior to loading. If unsanitary conditions exist and cannot be corrected on site, the trailer or rail car shall be rejected by Producer and RPMG notified.

*** Confidential material redacted and filed separately with the Commission.

EXHIBIT C
DG Specifications
Producer covenants that all DDGS shall, upon delivery to RPMG at the Ethanol Facility, conform to the following Specification:

Component	Maximum %	Minimum %
Protein	***	***
Fat	***	***
Fiber	***	***
Moisture	***	***
Ash	***	***

Producer covenants that all DDG shall, upon delivery to RPMG at the Ethanol Facility, conform to the following Specification:

Component	Maximum %	Minimum %
Protein	***	***
Fat	***	***
Fiber	***	***
Moisture	***	***
Ash	***	***